EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.:

We consent to the incorporation by reference in the registration statement numbers 33-99554, 333-49606, 333-72684, 333-126820, 333-131527, 333-147262, 333-161452, 333-170534, 333-208133 on Form S-8 and registration statement numbers 333-225076 and 333-204381 on Form S-3 of The Estée Lauder Companies Inc. and subsidiaries of our reports dated August 23, 2019, with respect to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2019 and 2018, and the related consolidated statements of earnings, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 annual report on Form 10-K of The Estée Lauder Companies Inc. and subsidiaries.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue and related costs effective July 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York
August 23, 2019